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Exhibit 21.1

Subsidiaries of Replimune Group, Inc.

Name of Subsidiary	Jurisdiction
Replimune, Inc.	Delaware
Replimune Limited	United Kingdom
Replimune Securities Corporation	Massachusetts
Replimune (Ireland) Limited	Ireland

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  Exhibit 21.1
Subsidiaries of Replimune Group, Inc.